EXHIBIT 10.4
LOAN OFFER
File: D158665    Company: E119933
BY:    INVESTISSEMENT QUÉBEC, a corporation duly constituted under the Act respecting Investissement Québec (CQLR, chapter I-16.0.1), having its head office at 1195 avenue Lavigerie, suite 060, Québec, Quebec G1V 4N3 (“IQ”).
TO:    RESOLUTE FP CANADA INC., a duly incorporated legal person having its principal place of business at 111 Robert-Bourassa boulevard, suite 5000, Montréal, Quebec H3C 2M1 (the “Company”).
1.LOAN
1.1IQ is granting the Company a loan for a maximum amount of two hundred and nineteen million six hundred and fifty thousand dollars $219,650,000 ) (the “Loan”), representing 75% of eligible and paid deposits by Resolute FP US Inc. (“RFP US”) in connection with the Tariffs, upon the terms and conditions set forth herein.
1.2The capitalized words and expressions used herein have the meaning given to them in Schedule A hereto, unless the context or a specific provision requires another meaning.
2.PROJECT
2.1The Loan is offered solely for the project which aims to partially fund liquidities pursuant to part 2 of the Essor program, and in the context of the countervailing and antidumping duties, hereinafter referred to as “Tariffs,” imposed by the United States on softwood lumber imports from Quebec (the “Project”), as set out below:

Deposits for the Project			FINANCING
Description	Amount		Source of Funds	Amount
	Total Deposits	Eligible Deposits
Estimated countervailing and antidumping duties (2020-2022)	$149,640,000	$149,640,000	IQ term loan (75% financing of countervailing and antidumping duties)	$219,650,000
Countervailing and antidumping duties (2017-2019)	$143,234,458	$143,234,458	RFP US working capital	$73,224,458

Total:	$292,874,458	$292,874,458	Total:	$292,874,458
2.2The Company declares that the payment of Deposits in connection with the Project started on or about April 28, 2017 and that such Deposits could continue until December 31, 2022 (the “ Completion Date of the Project”). If RFP US stops making payments of Deposits in connection with the Project prior to this date, the Company shall notify IQ in writing of the actual end date of such payment and, for the purposes of this Offer, the Completion Date of the Project shall be the latter date or, if the Company fails to notify IQ of the actual end date of the payment of Deposits in connection with the Project, the date of the end of the period covered by the last independent auditors’ report delivered to IQ. For greater certainty, Deposits on imports made after December 31, 2022 shall automatically be excluded from the Project.
3.INTEREST RATE
3.1.The Loan shall bear interest from each disbursement, at the 30-day banker’s acceptance rate plus 1.45 % calculated monthly. The 30-day banker’s acceptance rate prior to being increased is currently, for reference purposes only, at 0.48%.

IQ initials

LOAN OFFER
File: D158665    Company: E119933

4.INTEREST PAYMENTS
4.1The Company shall pay interest calculated at the rate and in the manner provided in title 3 “INTEREST RATE” on the last day of each month starting on the last day of the month following the first Loan disbursement.
5.LOAN REPAYMENT
5.1The Company shall benefit from a 24-month moratorium period on the repayment of the principal amount of the Loan as of the date of the first disbursement of the Loan.
5.2Following the moratorium period provided in the previous paragraph, the Company shall repay the principal amount of the Loan in 96 consecutive monthly instalments, payable on the last day of each month starting on the last day of the first month following the end of the moratorium period as shown in the example below in the case of a disbursement of the maximum Loan amount:

Number of instalments	Amount
95	$2,290,000.00
1	$2,100,000.00
Subsequent to the final disbursement, should the total disbursements made under the Loan be less than the maximum amount of the Loan, the monthly instalment amount shall be adjusted accordingly.
5.3In the event of an agreement between the Canadian and American governments (or a unilateral decision by the American government) on softwood lumber Tariffs, or a final decision of a court or an international organization having jurisdiction on this matter, the Company undertakes, up to the amounts then owing, to repay IQ the entire amount received, directly or indirectly, from any competent authority as reimbursement of Tariffs paid by RFP US on Quebec imports, as soon as possible, upon receipt of all such amounts.
5.4The Company may, at its discretion, at any time, prepay the Loan in whole or in part, without penalty. Further to prepayment, under this section 5.4, section 5.3 or otherwise, the monthly instalment amount shall be adjusted accordingly based on the number of instalments remaining, if applicable.
6.DISBURSEMENT
6.1The Loan disbursements shall be made directly in the Company’s account.
6.2The Loan disbursement shall be made in a maximum of 10 instalments, each corresponding to a maximum of 75% of the eligible deposits paid by RFP US for which the Company requested the disbursement. Should the Company request a payment that is less than the authorized limit of 75% of eligible deposits, it may use all or part of the balance of the 75% maximum of eligible deposits it did not use in the past for a future disbursement request, but without going over 75% of the eligible deposits paid by RFP US up to the date of such subsequent disbursement.
7.COMMITMENTS TO BE FULFILLED BEFORE THE LOAN DISBURSEMENT
7.1The first disbursement of the Loan shall be made only once IQ has obtained, to its satisfaction:
7.1.1An external auditors’ report confirming the amount of Tariffs paid by RFP US for the period from January 1, 2017 to September 30, 2020 and imposed by the United States on softwood lumber imports from Quebec;
7.1.2Putting in place, to IQ’s satisfaction, the security required under section 8 hereof;
7.1.3One or more opinions from the Company’s and/or RFP US’ outside legal counsels must be obtained, at the Company’s expense, in favour of IQ, confirming, among other things, i) the Company’s corporate status and its borrowing capacity, the validity and enforceability on the Company of: x) this Offer (once accepted by the Company), y) the Canadian account control agreement; and z) the hypothec on the Company’s Canadian accounts covered by this control agreement; ii) the validity and enforceability of RFP US’ intervention hereunder.

IQ initials

LOAN OFFER
File: D158665    Company: E119933

7.1.4A duly completed and signed copy of the form entitled “Automatic payment plan and disbursement authorization – Company” together with, if applicable, an original personalized cheque specimen in the Company’s name or the form entitled “Confirmation of bank account information for electronic disbursement.”
7.2Prior to each Loan disbursement, the Company shall have submitted to IQ in a form satisfactory to IQ:
7.2.1An external auditors’ report confirming the amount of Tariffs imposed by the United States and paid by RFP US on softwood lumber imports from Quebec;
7.2.2The most recent consolidated financial statements of Resolute Forest Products Inc. (“RFP Inc.”).
8.SECURITY
8.1In order to provide a specific continuing guarantee of the fulfillment of all of the obligations of the Company towards IQ pursuant hereto, the Company must:
8.1.1consent to granting IQ a first ranking principal hypothec of two hundred and nineteen million six hundred and fifty thousand dollars ($219,650,000), and an additional hypothec of forty-three million nine hundred and thirty thousand dollars ($43,930,000) pursuant to Canadian laws on two bank accounts to be created by the Company (the “Dedicated Account”). The Dedicated Account must be targeted as the recipient of all amounts received from RFP US in accordance with section 9.2.1 hereof.
8.1.2enter into an account control agreement with respect to the hypothec mentioned in section 8.1.1 above on the Dedicated Account.
9.SPECIAL UNDERTAKINGS OF THE COMPANY
9.1In addition to the general undertakings stipulated hereunder, the Company undertakes, from the date of acceptance of this Offer and until repayment of the Loan in full, to:
9.1.1Provide the following financial statements:

Entity	Type	Frequency	Deadline (days) (from the end of each fiscal year)
Resolute Forest Products Inc.	Consolidated audited	Annually	120
Resolute Forest Products Inc.	Forecasted with working hypotheses	Annually	120
Resolute Forest Products Inc.	10Q Quarterly reports	Quarterly (Q1/Q2/Q3)	120
9.1.2Use the funds disbursed from the Loan exclusively for expenses, operations and obligations relating to activities of Quebec plants and Quebec activities of entities of the RFP Inc. group. For greater certainty, in no event shall the Company use the funds disbursed by IQ to pay or repay Tariffs of RFP US;
9.1.3The Company shall notify IQ, a) in advance if it intends to be liquidated or to wind-up, and b) within a reasonable timeframe of becoming aware, (i) of any change of control of RFP Inc. or voluntary merger, liquidation or winding-up of RFP Inc.; or (ii) if RFP Inc. ceases to hold direct or indirect control of the Company. In the event that IQ notifies the Company that these transactions are not in IQ’s interest, acting reasonably, IQ can then, within sixty (60) days of the notice to the Company, claim from the Company full repayment of the principal amount of this Loan plus any interest accrued. For purposes of this clause, “control” means the direct or indirect holding of a number of voting shares carrying more than 50% of the voting rights of the relevant entity;
9.1.4An undertaking from the Company not to use the funds disbursed to grant loans or advances to shareholders of RFP Inc., directors or officers of the Company or of RFP Inc. or to associated or affiliated companies not controlled by RFP Inc., if applicable, except in the normal course of business and in compliance with the terms of clause 9.1.2 hereinabove;

IQ initials

LOAN OFFER
File: D158665    Company: E119933

9.2RFP US intervenes herein and undertakes in favour of IQ, from the date of acceptance of this Offer and until repayment of the Loan in full, to:
9.2.1transfer to the Company and deposit as soon as possible in the Company’s Dedicated Account any amount received from any competent authority as reimbursement for Tariffs paid by RFP US on Quebec imports, up to the amounts then owing to IQ hereunder;
9.2.2The Company undertakes in favour of IQ to apply, as soon as possible, any amount received from RFP US in accordance with section 9.2.1 hereof exclusively in reduction of the Loan.
10.EXAMINATION FEES
10.1This Offer is subject to examination-related fees (“Examination Fees”) equal to 0.5% of the amount of the Loan, i.e., up to one million ninety-eight thousand two hundred and fifty dollars ($1,098,250).
10.2The examination fee instalments shall be made gradually at each Loan disbursement, in an amount equal to 0.5 % of the amount of each disbursement. After the final disbursement, should the total disbursements made under the Loan be less than the maximum Loan amount, the total Examination Fee amount provided in paragraph 10.1 shall be adjusted accordingly.
10.3The fact that the Examination Fees have been cashed shall not confer any rights on the Company and shall not impose any obligations on IQ to make any disbursement of the Loan; such rights and obligations shall only arise where the terms and conditions referred to herein have been fulfilled.
11.OTHER PROVISIONS
11.1Only the French version of this Offer shall be considered official and, in all cases, the French version shall prevail over any accompanying translation.
11.2The Company acknowledges that the provisions contained in this Offer and in its schedules have been freely discussed with IQ and that it has received adequate explanations as to their nature and scope.
11.3This Offer shall be deemed to have been executed by all parties in QUÉBEC.

IQ initials

LOAN OFFER
File: D158665    Company: E119933

INVESTISSEMENT QUÉBEC

By:	/S/ Michel Tremblay	Date:	2020-11-03
Signature
Michel Tremblay Senior Account Manager, Specialized Financing
Print the Name of the Authorized Signatory

By:	/S/ Luc Jacob	Date:	2020-11-03
Signature
Luc Jacob, CPA, CA, M. Sc. Director, Specialized Financing - Québec
Print the Name of the Authorized Signatory

IQ initials

LOAN OFFER
File: D158665    Company: E119933

ACCEPTANCE BY THE COMPANY
After reading the terms and conditions set forth in this Offer and in the schedules thereto, we accept this Loan offer.
RESOLUTE FP CANADA INC.

By:	/S/ REMI G. LALONDE	Date:	2020-11-04
Signature
REMI G. LALONDE
Name of Authorized Signatory
By:	/S/ MARIANNE LIMOGES	Date:	2020-11-04
Signature
MARIANNE LIMOGES
Name of Authorized Signatory

INTERVENTION OF RESOLUTE FP US INC.

RESOLUTE FP US INC. intervenes in this Offer and agrees to the terms of section 9.2.1 and undertakes to comply with them.

By:	/S/ REMI G. LALONDE	Date:	2020-11-04
Signature
REMI G. LALONDE
Name of Authorized Signatory
By:	/S/ MARIANNE LIMOGES	Date:	2020-11-04
Signature
MARIANNE LIMOGES
Name of Authorized Signatory

IQ initials

Dossier : D158665    Entreprise : E119933
1.DEFINITIONS
For the purposes of this Offer, the following terms have the meaning set forth hereinafter unless the context indicates otherwise:
“Event of Default” shall mean any of the defaults under section 5 “Events of Default”;
“Eligible Deposits” shall mean Deposits in connection with the Project to the extent they were incurred and paid by RFP US on Quebec imports;
2.INTEREST
2.1.Any amount not paid when due hereunder shall bear interest from such date at the annual rate stipulated in section 3.1 hereunder calculated over a period of three hundred and sixty-five (365) days every time it is referred to herein.
2.2.Any interest not paid when due shall bear interest itself from such date at the rate stipulated in this Offer without demand or notice.
3.ELECTRONIC TRANSFERS
3.1IQ may disburse the Loan directly into the Company’s bank account if IQ has obtained the original copy of the form entitled “Automatic payment plan and disbursement authorization – Company” and, if applicable, an original personalized cheque specimen in the Company’s name or the form entitled “Confirmation of bank account information for electronic disbursement.” However, IQ reserves the right to disburse the Loan by issuing a cheque where it deems that method of disbursement preferable in the circumstances.
3.2The Company hereby authorizes IQ to use manual or electronic debits on its bank account to make any payment that the Company is required to make to IQ hereunder as well as any subsequent amendments thereto. To this effect, the Company hereby authorizes the bank or the financial institution with which it deals to honour the debits made by IQ and undertakes to complete and sign the form entitled “Automatic payment plan and disbursement authorization – Company.” In the event of prepayment, the automatic payment amounts will have to be adjusted.
3.3Every month, IQ shall send the Company, in advance, a debit note setting forth all the information regarding payments to be made by the Company.
3.4The Company undertakes to renew the above authorization if it changes its bank or financial institution while any balance of the Loan is outstanding and to inform IQ of this change by providing a new duly completed and signed schedule entitled “Automatic payment plan and disbursement authorization – Company”, together with a cheque specimen from its new bank or financial institution marked “VOID” and containing all the necessary information.
3.5The Company agrees that repayment of any amount owed hereunder as well as any subsequent amendments shall be made by cheque where IQ deems that method of payment preferable in the circumstances.
4GENERAL UNDERTAKINGS OF THE COMPANY
4.1From the date of acceptance of this Offer and for as long as the Company is liable to IQ in any capacity hereunder, it undertakes to:
4.1.1provide the financial statements mentioned in the Offer within the time limit prescribed therein;
4.1.2comply with its disclosure requirements in accordance with the securities laws applicable to related party transactions;
4.1.3not to move a substantial portion of its assets outside the Province of Quebec without first obtaining IQ's written authorization;
4.1.4take out and maintain reasonable insurance policies, in particular all risk insurance, and, upon request, provide IQ with the certificate(s) of insurance confirming the policies taken out and any renewals thereof;
4.1.5not encumber the sums deposited in the Dedicated Account referred to in the Offer, or dispose in any way whatsoever of the sums deposited in the said Dedicated Account other than in accordance with this Offer while any balance of the Loan is outstanding;
4.1.6disclose in the quarterly reports given to IQ in accordance with section 9.1.1 of the Offer Letter, any material litigation or proceeding before any court of justice or tribunal, board or government agency to which it is party in accordance with the applicable securities legislation;
4.1.7comply at all times in all material respect, with the laws to which it is subject in Quebec and, more specifically, but without limiting the generality of the foregoing, the standards relating to environmental protection, labour and employment, and human rights, except for any non-compliance that does not have a material adverse effect on the RFP Inc. group;
4.1.8maintain at all times internal ethics policies;
4.1.9provide, upon IQ’s request, the certificates or documents required pursuant to the laws of the Province of Quebec;
4.1.10without limiting the scope of section 9.1.3 of the Offer Letter that only requires notice upon the occurrence of certain outlined changes, not to assign this Offer Letter without IQ’s prior written consent, except to a Canadian entity controlled by RFP Inc. with operations in Quebec;
4.1.11pay all expenses relating to the preparation and registration, if required, of the documents necessary to give legal effect to this Offer and any amendment thereto;
4.1.12In the Event of Default, pay all reasonable costs incurred by IQ to exercise its rights pursuant to this Offer, including IQ’s right to obtain performance of all the Company’s obligations to protect, enforce or preserve all security granted in guarantee of the Loan or to enable a valuation of the Company’s assets to be made, upon IQ’s request, including but not limited to all legal costs, fees, charges or other legal expenses, agent’s fees, trustee’s fees or other fees or charges;
4.1.13in the Event of Default, pay all reasonable costs that are billed by an external consultant, selected by IQ, to advise IQ on all questions related to the Loan; specifically, the mandate assigned to the external consultant may extend to the preparation and financial and operational analyses of

IQ initials

Dossier : D158665    Entreprise : E119933
the Company, the evaluation of the security offered and the elements of intellectual property related to the Project as well as any other matter related to the protection of IQ’s rights;
4.1.14Upon at least 48 hours prior notice to the Company, allow IQ to enter the Company’s premises during normal business hours to conduct audits that are deemed necessary for the Project and obtain a copy of any document required to this end. Before exercising this right, IQ shall request in advance a copy of the requested documents from the Company and should the documents not be received within a period of 10 days after the request was received, IQ may exercise its right to enter, such right to be exercised in accordance with the applicable laws and regulations;
4.1.15Not grant other hypothecs or security interest, or for its own benefit, ranking prior to those granted to IQ on the Tariffs as security for the Loan; unless prior written consent of IQ has been obtained.
5.EVENTS OF DEFAULT
Notwithstanding any provision to the contrary in this Offer and even where the other conditions have been fulfilled, IQ reserves the right, at its discretion, to terminate the Loan or any undisbursed portion thereof or to defer disbursement thereof, and the Company undertakes to repay, on demand, all or part of the sums disbursed on account of the Loan together with any interest accrued, in the following cases unless this Event of Default is remedied within 45 days following a request to this effect by IQ to the Company :
5.1if the Company makes an assignment of its property, is subject to a receiving order pursuant to the Bankruptcy and Insolvency Act, makes a proposal to its creditors or commits an act of bankruptcy pursuant to the aforesaid Act, claims the benefit of the provisions of the Companies’ Creditors Arrangement Act or if it is subject to a winding-up order pursuant to the winding-up rules provided in the Business Corporations Act or any other similar law, or if it fails to maintain a legal existence;
5.2if the Company is in default under the terms of an agreement or a security instrument relating to its borrowings in a principal amount over $50,000,000 and such default has not been remedied within the time prescribed;
5.3in the event of misrepresentation, fraud or falsification of documents prepared by the Company and submitted to IQ in connection with the Project;
5.4if the Company fails to fulfill a material covenant stipulated in the terms, conditions and clauses of this Offer.
6.GENERAL PROVISIONS
6.1This contract shall be governed by the laws of the Province of Quebec and, in the event of dispute, the courts of Quebec in the judicial district of Quebec alone shall have jurisdiction. In addition, this Offer is subject to the terms and conditions set forth in the Act respecting Investissement Québec.
6.2By accepting this Offer, the Company declares that all information of a technical, financial or economic nature that it has prepared and provided to IQ on a historical basis is true, to the best of its knowledge.
6.3For the purposes of this Offer, all notices shall be in writing and sent by certified or registered mail or delivered by hand or by fax. Notices from IQ shall be sent to the Company’s head office, to the attention of the authorized representative who shall execute the acceptance of this Offer for and on behalf of the Company. All notices from the Company or its shareholders shall be sent to Investissement Québec, at its place of business at 600, de La Gauchetière Ouest, Suite 1500, Montréal, Quebec, H3B 4L8, to the attention of the Secretary. All notices shall be deemed to have been received on the day they are delivered, where hand-delivered, the day of transmittal, if sent by fax, and if such day is a business day, during normal office hours or the following business day, or on the third business day after they are mailed by the sender, where sent by certified or registered mail.
7.CANCELLATION
7.1If the Company does not request the disbursement of any amount of the Loan which the Company is entitled to receive within 6 months following the Project Completion Date, IQ may cancel all or part of the Loan.
8.PUBLIC ANNOUNCEMENT
8.1By accepting this Offer, the Company agrees that IQ can publicly disclose the principal parameters of the Loan granted to the Company including but not limited to the name of the Company, its type of operations, its location, the nature and amount of the Loan provided hereunder as well as the number of employees working for the Company.
8.2Except in the case of any disclosure required by law, the terms of any public announcement relating to the contractual relationship between IQ and the Company shall be determined by mutual agreement of the parties, both with respect to the timing and the content. Neither party may use the name of the other party or refer to the business relationship arising hereunder in any promotional material or advertising, without the prior written consent of the other party.

IQ initials